Exhibit 99

For Release October 22, 2008	Contact:
4:01 pm	Richard F. Latour
President and CEO
Tel: 781-994-4800
MICROFINANCIAL INCORPORATED ANNOUNCES
THIRD QUARTER 2008 RESULTS
Woburn, MA – October 22, 2008 — MicroFinancial Incorporated (NASDAQ: MFI), a financial intermediary specializing in vendor-based leasing and finance programs for microticket transactions, today announced financial results for the third quarter and the nine months ended September 30, 2008.
Net income for the third quarter of 2008 was $1.6 million or $0.11 per diluted share based upon 14,179,080 shares, compared to net income of $1.8 million, or $0.13 per diluted share based upon 14,180,213 shares for the same period last year.
Revenue in the third quarter of 2008 was $10.1 million compared to $8.1 million in the third quarter of 2007 as expected declines in rental income during the quarter were more than offset by growth in the leasing income and other revenue associated with our new lease originations. Revenue from leases was $6.0 million, up $2.6 million from the same period last year and rental income was $2.3 million, down $0.9 million from September 30, 2007. Other revenue components contributed $1.8 million for the current quarter, up $0.3 million from the same period last year.
Total operating expenses for the current quarter increased 41.9% to $7.6 million from $5.4 million in the third quarter of 2007. Third quarter net charge-offs increased to $2.9 million from $1.5 million in the comparable period of 2007. The third quarter 2008 provision for credit losses increased by $1.9 million to $3.8 million compared to the third quarter of 2007. The allowance for credit losses increased to $10.4 million or 11.6% of net investment in leases as compared to $9.5 million or 11.5% of net investment in leases as of June 30, 2008. Sequentially, amounts billed greater than 31 days delinquent as of September 30, 2008 increased to $6.0 million from $4.9 million as of June 30, 2008. Selling, general and administrative expenses increased 4.0% to $3.3 million from $3.1 million in the third quarter of last year primarily due to increases in collection expenses and compensation costs relating to increased headcount. Depreciation and amortization expense declined 14.8% to $0.2 million for the quarter, due to a decline in the number of rental and service contracts as well as the fact that a greater percentage of these assets are fully depreciated. Interest expense increased $297 thousand as a result of an increase in borrowings under our line of credit.
Cash balances at September 30, 2008 were $19.9 million. During the third quarter, the Company drew down additional cash against its line of credit as a precautionary measure. Cash received from customers in the third quarter increased 45.6% to $15.3 million compared to $10.5 million during the same period in 2007. New originations in the quarter increased by 7.6% to $16.0 million for the third quarter 2008, compared to the third quarter 2007.
Richard Latour, President and Chief Executive Officer said, “As we navigate through these difficult economic times we continually review our application approval and lease pricing structure to try to maintain a balance in the overall economics of the business. Throughout the year, the Company has adopted more restrictive credit standards which, on a dollar basis, have resulted in a decrease in our application approval ratios from 55.7% for the third quarter of 2007 to 47.6%, for the same period in 2008. Our priorities have remained consistent – growing our vendor base, expanding product offerings, and maintaining efficiencies. During the third quarter of 2008, we approved an additional 308 new vendors bringing the total vendor count to approximately 3,100. We also processed over 14,000 applications, an increase of over 4,000 applications as compared to the same period last year.”
For the nine months ended September 30, 2008, net income was $5.0 million versus net income of $4.5 million for the same period last year. Net income per diluted share year to date was $0.35 based on 14,174,576 shares versus $0.32 based on 14,146,696 shares for the same period in 2007.
Year to date revenues for the nine months ended September 30, 2008 increased 25.4% to $29.0 million compared to $23.1 million during the same period in 2007. Revenue from leases was $16.6 million, up $8.5 million from the same period last year and rental income was $7.6 million, down $3.1 million from September 30, 2007. Other revenue components contributed $4.8 million, up $0.5 million from the same period last year. New contract originations year to date September 30, 2008 were $51.4 million versus $37.4 million through the same period last year.
Total operating expenses for the nine months ended September 30, 2008 increased 32.1% to $21.3 million versus $16.1 million for the same period last year. Selling, general and administrative expenses declined $0.2 million to $9.7 million and depreciation and amortization expenses declined 35.7% to $0.7 million. Significant factors decreasing the S.G.& A. expenses include declines in debt closing costs and legal expenses. The provision for credit losses increased by $5.1 million year to date to $10.2 million, as compared to the same period last year. Year to date net charge-offs increased to $5.5 million as compared to $5.0 million for the same period last year. Headcount at September 30, 2008 was 94, up from 72 at the end of the same period last year. Year to date cash from customers was $43.2 million as compared to $30.1 million for the same period last year.

MICROFINANCIAL INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	September 30,	December 31,
	2008	2007

ASSETS

Cash and cash equivalents	$19,691	$7,080
Restricted cash	222	561
Net investment in leases:
Receivables due in installments	132,673	92,314
Estimated residual value	14,049	9,814
Initial direct costs	1,092	729
Less:
Advance lease payments and deposits	(707)	(219)
Unearned income	(46,909)	(35,369)
Allowance for credit losses	(10,402)	(5,722)

Net investment in leases	89,796	61,547
Investment in service contracts, net	52	203
Investment in rental contracts, net	175	106
Property and equipment, net	816	782
Other assets	1,133	703

Total assets	$111,885	$70,982

LIABILITIES AND STOCKHOLDERS’ EQUITY

	September 30,	December 31,
	2008	2007

Notes payable	$41,065	$6,531
Capital lease obligation	137	—
Accounts payable	1,395	1,350
Dividends payable	—	698
Other liabilities	1,341	801
Income taxes payable	189	228
Deferred income taxes	3,007	546

Total liabilities	47,134	10,154

Stockholders’ equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized; no shares issued at September 30, 2008 and December 31, 2007	—	—
Common stock, $.01 par value; 25,000,000 shares authorized; 14,019,507 and 13,960,778 shares issued at September 30, 2008 and December 31, 2007, respectively	140	140
Additional paid-in capital	45,723	45,412
Retained earnings	18,888	15,276

Total stockholders’ equity	64,751	60,828

Total liabilities and stockholders’ equity	$111,885	$70,982

MICROFINANCIAL INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues:
Income on financing leases	$6,030	$3,406	$16,566	$8,092
Rental income	2,330	3,268	7,566	10,706
Income on service contracts	221	303	720	993
Loss and damage waiver fees	849	524	2,305	1,442
Service fees and other	632	415	1,712	1,131
Interest income	23	182	110	752

Total revenues	10,085	8,098	28,979	23,116

Expenses:
Selling, general and administrative	3,260	3,134	9,697	9,861
Provision for credit losses	3,782	1,919	10,199	5,119
Depreciation and amortization	245	288	705	1,098
Interest	310	13	696	39

Total expenses	7,597	5,354	21,297	16,117

Income before provision for income taxes	2,488	2,744	7,682	6,999
Provision for income taxes	905	941	2,670	2,530

Net income	$1,583	$1,803	$5,012	$4,469

Net income per common share:
Basic	$0.11	$0.13	$0.36	$0.32

Diluted	$0.11	$0.13	$0.35	$0.32

Weighted-average shares:
Basic	14,016,167	13,956,881	13,992,951	13,910,234

Diluted	14,179,080	14,180,213	14,174,576	14,146,696

About The Company
MicroFinancial Inc. (NASDAQ: MFI), is a financial intermediary specializing in microticket leasing and financing. MicroFinancial has been operating since 1986, and is headquartered in Woburn, Massachusetts.
Statements in this release that are not historical facts, including statements about future dividends or growth plans, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as “believes,” “anticipates,” “expects,” “views,” “will” and similar expressions are intended to identify forward-looking statements. We caution that a number of important factors could cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Readers should not place undue reliance on forward-looking statements, which reflect our views only as of the date hereof. We undertake no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. We cannot assure that we will be able to anticipate or respond timely to changes which could adversely affect our operating results. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results or other factors may result in fluctuations in the price of our common stock. For a more complete description of the prominent risks and uncertainties inherent in our business, see the risk factors described in documents that we file from time to time with the Securities and Exchange Commission.